Exhibit 10.1

THIS BUSINESS LOAN & SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT INTERCREDITOR AGREEMENT (THE “SENIOR DEBT INTERCREDITOR AGREEMENT”) DATED AS OF February 27, 2018 AMONG (A) ADEX CORPORATION, INC., (B) Prestige Capital Corporation AND (C) SUPER G CAPITAL, LLC. LENDER, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SENIOR INTERCREDITOR AGREEMENT.

This Business Loan & Security Agreement (“Agreement”), dated as of February 27, 2018 (the “Closing Date”), is entered into by the Borrower and other Loan Parties whose names appear on the signature pages hereto and Super G Capital, LLC, a Delaware limited liability company (“Lender”).

The following chart (“Loan Chart”) sets forth the loan and repayment terms of the Borrower’s obligation:

BORROWER	INITIAL BORROWER	Spectrum Global Solutions, Inc. (“Spectrum”) AW Solutions, Inc AW Solutions of North Carolina, Inc. AW Solutions Puerto Rico, LLC. AWS Engineering, Inc. Tropical Communications, Inc.
	JOINING BORROWER	ADEX Corporation (“ADEX”) ADEX Puerto Rico LLC (“ADEX Puerto Rico”)
	ADDRESS	300 Crown Oak Centre Drive, Longwood, FL 32750
	NAME OF PRINCIPALS	Roger M. Ponder (“Ponder”) Keith William Hayter (“Hayter”)

LOAN DETAILS	AMOUNT OF LOAN	$1,150,000
	COMMITMENT FEE	$17,250
	ADDITIONAL LEGAL DEPOSIT	$15,000
	NET DISBURSEMENT AMOUNT	$1,117,750
	REMAINING DISBURSEMENT AMOUNT	$0
	TOTAL INTEREST CHARGE *	$402,500
	TOTAL PAYBACK	$1,552,500

PAYMENT SCHEDULE	START DATE FOR PAYMENTS	March 16, 2018
	PAYMENT FREQUENCY	Semi-monthly on (i) the first Business Day of each month and (ii) the 16th day of such month (or the first Business Day thereafter if such day is not a Business Day).
	NUMBER OF PAYMENTS	36
	PAYMENT AMOUNT	$43,125
FEE	EXIT FEE	$57,500

COLLATERAL	ALL PERSONAL PROPERTY ASSETS	Yes.
	PERMITTED ENCUMBRANCES	SEE ADDENDUM 1
	CAP ON PURCHASE MONEY DEBT	$250,000

SEE CONDITIONS TO FUNDING ON ADDENDUM 3

SEE ADDITIONAL COVENANTS ON ADDENDUM 4

*	Does not include any loan origination and/or other processing fees

RECITALS

WHEREAS, Borrower desires to obtain a loan of money (the “Loan”) from Lender in the amount set forth in the above Loan Chart (the “Loan Chart”) and Lender is willing to make the Loan, but only on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender shall make the Loan on the following terms and conditions:

1.	LOAN

1.1       Loan. Lender shall make the Loan to Borrower of the sum designated in the Loan Chart as “Amount of Loan,” subject to the terms and conditions of this Agreement.

1.2       Funding. Lender shall not be obligated to fund the Loan until after all conditions set forth in Addendum 3 have been satisfied or waived in writing by Lender. As soon as all funding conditions have been satisfied or waived in writing by Lender, Lender shall fund the Loan by paying: (a) as directed by Borrower, the amount specified in the Loan Chart as the “Net Disbursement Amount”; and (b) to Borrower the “Remaining Disbursement Amount,” if any, specified in the Loan Chart by making an ACH transfer to Borrower’s account designated on the ACH authorization form (“Borrower’s Account”); provided, that Lender shall retain, from the proceeds of the Loan, an amount equal to the “Commitment Fee” shown on the Loan Chart.

2.	PAYMENT TERMS

2.1       Repayment. Borrower shall repay the Loan by paying the Total Payback specified and on the terms set forth in the Loan Chart, subject to the additional terms set forth in this Agreement.

2.2       Prepayment Limitation. Borrower shall be entitled to prepay all (but not less than all) of the Total Payback for the Loan without discount, either before or after an Event of Default, and any interest that may be owing and included in the Total Payback for the Loan shall be all due and payable and not subject to any credit or deduction of the total amount due as a result of payment being made prior to the due date for the last payment; provided, that, in the event the Total Payback is prepaid on or before the sixth month anniversary of the Closing Date, Borrower shall be entitled to a discount of $172,500 to be applied to such Total Payback.

2.3       Interest. Interest for the Loan is already included in the amount specified in the Loan Chart as Total Payback. Following the occurrence and during the continuation of an Event of Default, an additional interest charge of 5% per annum on the then outstanding Obligations shall be immediately due and owing from the date of the Event of Default until the earlier of (x) the Event of Default has been cured or waived, or (y) Lender has received the Total Payback set forth in the Loan Chart.

2.4       Late Fee. If any Payment Amount set forth in the Loan Chart is not received in full by Lender as of the applicable due date, and such failure is not cured within three (3) Business Days of the date due, Borrower authorizes Lender, without notice to Borrower, to charge a late charge equal to five percent (5%) of such Payment Amount then due, or the maximum amount permitted by applicable law, whichever is less (the “Late Fee”), by initiating debit charges to Borrower’s Account. The Late Fee shall apply only to scheduled payments and shall not apply to any lump sum payment due upon acceleration.

2.5       Exit Fee. In the event Borrower prepays the Loan after the six month anniversary of the Closing Date in accordance with Section 2.2 herein, then it shall pay to Lender the Exit Fee. The Exit Fee shall be immediately due and payable and shall be deemed fully earned and non-refundable upon such prepayment.

2.6       Borrower’s Obligation to Pay Is Not Conditional on Amount of Funds in Borrower’s Account. Borrower’s obligation to repay the Obligations is not dependent upon whether or not there are sufficient funds in the Borrower’s Account, nor is Borrower’s obligation to pay excused if Borrower receives insufficient income to make any payment required under this Agreement. If, for any reason, there are insufficient funds in Borrower’s Account or insufficient income to cover any payment due under this Agreement, or if for any reason Lender is unable to collect on an ACH request to Borrower’s Account, Borrower agrees to immediately make said payment by regular check, cashier’s check, money order or by wire transfer as instructed by Lender. Borrower understands that payments made by any method other than that contemplated by the ACH Authorization may result in a delay in Lender’s receipt of such payment and that Borrower may incur a Late Fee if the payment is received late.

3.	SECURITY INTEREST IN COLLATERAL

3.1       Collateral And Loan Security. As security for the payment of the Loan, and all other liabilities and obligations of the Borrower to Lender, now existing or hereafter created, under the Loan Documents (collectively, the “Obligations”) (as further defined below), Borrower hereby unconditionally grants, assigns, and pledges to Lender a continuing security interest (the “Security Interest”) in all personal property, tangible or intangible, of Borrower whether now owned or hereafter acquired or arising and wherever located, including Borrower’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located: all accounts, all chattel paper, all commercial tort claims, all deposit accounts (including, without limitation, the Borrower’s Account), all documents, all general intangibles (including, without limitation, all payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which Borrower possesses, uses or has authority to possess or use property of others or others possess, use or have authority to possess or use property); all goods (including all equipment, fixtures and inventory), all investment property, securities and all other investment property; supporting obligations; any other contract rights or rights to the payment of money; insurance claims and proceeds; commercial tort claims; all money, all negotiable collateral, all instruments, all books and records, and all supporting obligations and proceeds arising from or relating to any of the foregoing (collectively, the “Collateral”).

3.2       Additional Documents. Borrower shall execute from time to time, upon the request of Lender, such financing statements or other documents as are reasonably required by Lender to perfect or continue the Security Interest described herein.

3.3       Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower following the occurrence of an Event of Default which is continuing, so as to permit Lender to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including but not limited to continuing perfection of Lender’s security interest.

3.4       Consent. Borrower consents to the Lender taking any and all steps that Lender deems necessary to ensure that Lender has obtained a valid and perfected security interest in the Collateral. Accordingly, Borrower consents to having Lender file any liens, financing statements, or any other documentation, as required by the California Uniform Commercial Code or any other laws, rules, or regulations in order to establish Lender’s Security Interest in the Collateral and/or perfect Lender’s Security Interest.

4.	REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make the Loan, Borrower makes the following representations and warranties to Lender, each of which shall be deemed made as of the effective date of this Agreement. Any knowledge acquired by Lender shall not diminish its rights to rely upon such representations and warranties:

4.1       Legal Status. Borrower, if a corporation, limited liability company, partnership, trust, or other legal entity, has been duly organized and is validly existing under the laws of its jurisdiction of organization and is qualified to transact business, and has made all filings and is in good standing, in every jurisdiction in which the nature of its business or assets requires such qualification and where the failure to do so would reasonably have a material adverse effect upon the assets, business, prospects, financial condition, or operations of Borrower or Borrower’s ability to repay the Loan or otherwise pay or perform the Obligations. Borrower has all requisite power and authority to own its properties and conduct its business as presently conducted and as proposed to be conducted and to execute and deliver, and to perform its Obligations under, the Loan Documents.

4.2       No Violation. The execution, delivery and performance by Borrower of the Loan Documents do not violate any provision of law or any provision of Borrower’s formation documents, including, without limitation, articles of incorporation or organization or any operating, partnership or trust agreement, or result in a breach of, or constitute a default under, any material agreement, indenture, or other instrument to which Borrower is a party or by which Borrower may be bound.

4.3       Use of Proceeds. All proceeds of the Loan shall be used by Borrower solely (i) to pay to Seller a portion of the purchase price due under the Acquisition Agreement, (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, (iii) for Borrower’s working capital and general corporate purposes and (iv) for such other purposes as specifically permitted pursuant to the terms of this Agreement. All proceeds of the Loans and Letters shall be used solely for lawful business purposes. Without limiting the scope of the immediately preceding sentence. Borrower understands and agrees NOT to use the proceeds of the Loans for personal, family, or household purposes. Borrower further understands that there are certain important duties imposed upon entities making loans to consumers for personal, family, or household purposes, and certain important rights conferred upon consumers, pursuant to federal or state law and that all of those laws, rules, and regulations concerning consumer loans do NOT apply to the Loans or this Agreement. Borrower hereby confirms that he/she/it has consulted with his/ her/its own attorney, or has had a fair opportunity to consult with an attorney, concerning this matter and that Borrower’s counsel has explained to Borrower and/or Borrower understands that these rules, regulations, and laws concerning consumer loans do not apply to the Loans or this Agreement. Borrower also understands that Lender will be unable to confirm whether Borrower’s actual use of the proceeds of the Loans conforms to the requirements of this section. Borrower agrees that a breach by Borrower of the provisions of this section will not affect Lender’s right to: (i) enforce Borrower’s promise to pay all amounts owed under this Agreement, regardless of Borrower’s actual use of the proceeds of the Loans; or (ii) to use any remedy legally available to Lender, even if that remedy would not have been available had the Loans been made for consumer or personal purposes.

4.4       Authorization. This Agreement has been duly authorized, executed, and delivered by Borrower, and is a legal, valid and binding agreement of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights generally and by general principles of equity.

4.5       Financial Statements. All financial statements and reports that may have been required and have been presented to Lender in conjunction with the Loan, have been prepared in conformity with United States generally accepted accounting principles consistently applied (“GAAP”), and fairly and accurately present the financial condition and income of Borrower, as of the date given, and none of the foregoing contains any untrue statement of a material fact nor fails to state a material fact required in order to make such financial statements not misleading. Since the date of the last such financial statement, there has been no adverse material change in the financial condition or operations of Borrower.

4.6       Consent and Licenses. No consent, approval or authorization of, or registration or filing with any governmental body or authority, or any other person, firm or entity not a party hereto, is or will be required as a condition to the valid execution, delivery, performance, or enforceability of the Loan Documents, or the transactions contemplated hereby or thereby, or to the conduct of Borrower’s business.

4.7       Litigation. There is no litigation either pending or, to the best of Borrower’s knowledge, threatened in writing against Borrower before any court or administrative agency, or before any arbitrator, which is reasonably likely to have a material adverse effect on the assets, business, financial conditions or operations of Borrower, or which would prevent or hinder the performance of Borrower’s Obligations under the Loan Documents. Furthermore, Borrower is not in violation of any law and is not the subject of any investigation by a governmental agency that would reasonably result in an indictment, criminal filing, or a forfeiture or seizure of any of its/his/her assets;

4.8       Unencumbered Collateral. Borrower has good and marketable title to all of the Collateral and will have good and marketable title to all properties and assets acquired by Borrower hereafter, except for such assets as have been disposed of in the ordinary course of business or equipment no longer used or useful in the conduct of its/his/her business. Except for the security interest granted hereunder and the Permitted Encumbrances if set forth on Addendum 1, Borrower shall be the sole and exclusive owner of the Collateral which is and shall remain free from any and all liens, security interests, encumbrances, claims and interests and no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering any of the Collateral is on file or of record in any public office.

4.9       Tax Returns. Borrower has filed all tax returns that were required to be filed by it and has paid all federal, state and other material taxes and assessments which are payable by it, to the extent that the same have become due and payable and before they became delinquent. Borrower does not know of any proposed material tax deficiency or assessment against it or any of its/his/her properties for which adequate provision has not been made on its/his/her books.

4.10       Past Legal Proceedings. Neither Borrower nor any member or principal of Borrower has been: (a) the subject of any criminal conviction (excluding traffic misdemeanors); (b) a debtor or alleged debtor in any bankruptcy proceeding, insolvency proceeding or receivership proceeding; (c) subject to liens imposed by any governmental authority; or (d) any restraining order, decree, injunction, or judgment in any proceeding or lawsuit, except for such matters as have been fully disclosed to Lender in writing and expressly consented to by Lender in writing.

4.11       Full Disclosure. All written information furnished by the Borrower, and all written information hereafter furnished by the Borrower, is and shall be true and accurate in all material respects. In the case of projections, the projections will be based on accurate information and reasonable assumptions that the Borrower believes to be true. The term “written” shall have the meaning ascribed to “writings” under section 250 of the California Evidence Code.

5.	AFFIRMATIVE COVENANTS

Until all Obligations are paid and performed in full, Borrower shall comply with the following covenants:

5.1       Books And Records. Borrower shall at all times keep accurate and complete books, records, and accounts of all of Borrower’s business activities, prepared in accordance with GAAP. Borrower shall permit the Lender, or any persons designated by the Lender, at any reasonable time and from time to time, and without hindrance or delay, to: (a) visit and inspect Borrower’s properties and place(s) of business; (b) inspect, audit and examine Borrower’s books, records, correspondence, and accounts and to make copies or extracts thereof (and Lender may remove any of such records temporarily for the purpose of having such copies made); and (c) discuss with Borrower’s principal officers and independent accountants, Borrower’s business, assets, liabilities, financial condition, results of operations, and business prospects. At Lender’s request, Borrower shall deliver to Lender: (i) schedules of accounts and general intangibles; and (ii) such other information regarding the Collateral as Lender shall request.

5.2       Notices. Borrower shall promptly notify Lender in writing of the occurrence of: (i) any Event of Default or any act or event which, with the giving of notice or the passage of time, or both, would be such an Event of Default; (ii) any legal action, proceeding or investigation threatened in writing or instituted against Borrower (iii) Borrower’s present or future inability to pay or perform the Obligations under this Agreement or (iv) any conversion (x) by Seller of that certain Convertible Promissory Note dated as of the date hereof and issued by Spectrum in the original principal amount of $2,000,000 or (y) by the holder of any other convertible promissory note or similar debt instrument issued to it by Spectrum or any other borrower where such conversion involves more than 10% of such Borrower’s equity interests. If Lender has been notified pursuant to this section, or has knowledge of same from other sources, then at Lender’s request, Borrower shall furnish to Lender a summary of the status of all such actions, proceedings or investigation and provide Lender with such additional information concerning the same as Lender may from time to time request.

5.3       Maintain Business. Borrower shall: (i) maintain in full force and effect all licenses, permits, insurance, authorizations, bonds, franchises, and other rights necessary or desirable to the profitable conduct of Borrower’s business; (ii) continue in, and limit Borrower’s operations to, the same general lines of business as are presently conducted; (iii) comply with all applicable laws, orders, regulations, and ordinances of all governmental authorities; (iv) if a corporation, partnership or limited liability company, shall maintain Borrower’s corporate, partnership or limited liability company existence; and (v) take such actions as are necessary to maintain Borrower’s legal existence, good standing and qualification to do business in each jurisdiction where the failure to do so would reasonably have a material adverse effect upon the assets, business, prospects, financial condition, or operations of Borrower or Borrower’s ability to repay the Loan or otherwise pay or perform the Obligations.

5.4       Maintain Business Property And Lender’s Collateral. Borrower shall protect and preserve all assets necessary and material to Borrower’s business, including intellectual property, maintain in good working order and condition (subject to ordinary wear and tear) all buildings, equipment and other tangible real and personal property, and from time to time make or cause to be made all renewals, replacements, and additions to such property necessary for the conduct of Borrower’s business. Borrower shall defend the right, title, and interest of Lender in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein. At any time Borrower acquires any assets, tangible or intangible, real or personal, having a fair market value in excess of $50,000, in which a security interest, deed of trust or mortgage is not already granted to or properly perfected by Lender on behalf of Lender, Borrower shall immediately provide notice thereof to Lender and cause to be executed such documents as may be reasonably requested by Lender in order to perfect Lender’s security interest in such Collateral.

5.5       Insurance. Borrower shall keep all of Borrower’s properties, real and personal (including the Collateral), adequately insured at all times with responsible insurance carriers, reasonably acceptable to Lender, against loss or damage by fire and other hazards (so called “All Risk Coverage”). Borrower shall at all times maintain adequate insurance with coverage amounts and with responsible insurance carriers, each acceptable to Lender, against liability on account of damage or claims of damage to persons and properties and under all applicable workers’ compensation laws, and covering such other risks as Lender may reasonably require from time to time. Borrower shall instruct the applicable insurance carrier to have all such insurance policies provide at least thirty (30) days’ notice to Lender prior to cancelation or termination. Lender shall be named as lender loss payee, additional insured or otherwise, as Lender’s interest may appear, as the case may be, under all such policies. Borrower represents that all such insurance coverage is presently in full force and effect and subject to no lapses and defaults. Borrower agrees to deliver copies of all of the foregoing insurance policies to Lender. In the event of any loss or damage to the Collateral, Borrower shall give immediate written notice to Lender and to its insurers of such loss or damage, as applicable, and will promptly file proof of loss with its insurers.

5.6       Payment of Taxes and Other Obligations; Tax Returns. Borrower shall timely file all required tax returns and pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or on income or profits or upon property belonging to it prior to the date on which penalties attach thereto and pay and perform all lawful claims, obligations, and debts which, if unpaid, might become a lien or charge upon any asset or property of Borrower, or where the failure to pay or perform might have a material adverse effect upon the assets, business, prospects, financial condition, or operations of Borrower or Borrower’s ability to repay the Loan or otherwise perform Borrower’s obligations under this Agreement, provided that Borrower shall not be required to pay or perform any such tax, assessment, charge, levy, claim, obligation, or debt for which Borrower has obtained a bond or insurance, or for which it has established a reserve in accordance with GAAP and the payment or performance of which is being contested in good faith and by appropriate proceedings which are being reasonably and diligently pursued.

5.7       Comply with Laws. Borrower shall perform and promptly comply, and cause all property of Borrower to be maintained, used and operated in accordance, in each case in all material respects, with all: (i) present and future laws, ordinances, rules, regulations, orders, and requirements (including, without limitation, zoning ordinances, building codes, and environmental laws, and the regulations adopted pursuant thereto, and any other similar applicable federal, state, or local laws, rules, regulations, or ordinances) of every duly constituted governmental or quasi-governmental authority or agency applicable to Borrower or any of Borrower’s properties; (ii) similarly applicable orders, rules, and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization, or other body exercising similar functions, to the extent usually complied with by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates; and (iii) similarly applicable duties or obligations of any kind imposed under any certificate of occupancy or otherwise by law, covenant, conditions, agreement or easement, public or private.

5.8       Further Assurances. Borrower shall make, execute, and deliver all such additional and further acts, things, deeds, and instruments as Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and ensure Lender its rights under this Agreement.

5.9       Financial Reporting Requirements. Borrower shall deliver to Lender the following, all in form and substance reasonably satisfactory to Lender:

(a)       within thirty (30) days after the end of each calendar month, combined management-prepared balance sheets and statements of income and retained earnings and of cash flow of Borrower as of the end of such month and for such month then ended and for the period from the beginning of the then current fiscal year of Borrower to the end of such month, setting forth in comparative form (i) the corresponding figures for the comparable monthly and year-to-date periods in the preceding fiscal year; and (ii) the corresponding figures for such monthly and year-to-date period as reflected in the projected budget for the then-current fiscal year prepared in accordance with GAAP and certified for and on behalf of Borrower by the controller or chief financial officer or other comparable authorized officer of Borrower;

(b)       within ten (10) Business Days of each of each calendar month, reports of Borrower’s inventory and accounts, including collections and sales calculations;

(c)       all annual and quarterly financial statements of Borrower. Quarterly financial statements shall be delivered to Lender no later than forty-five (45) days after the end of each fiscal quarter of Borrower; and annual financial statements shall be delivered to Lender no later than one hundred and five (105) days after the fiscal year-end of Borrower;

(d)       within ten (10) Business Days after the end of each fiscal quarter, a compliance certificate setting forth a calculation of Borrower’s compliance with financial covenant #2 set forth on Addendum 4, together with any relevant supporting documentation; and

(e)       weekly (no later than the 2nd Business Day of each week), a compliance certificate setting forth a calculation of Borrower’s compliance with financial covenants #1 and #3 set forth on Addendum 4, together with any relevant supporting documentation.

5.10       Disclosure of Employee Benefits. Borrower shall:

(a)       Promptly, and no later than ten (10) Business Days after Borrower or any of its/his/her subsidiaries know or have reason to know that an event has occurred relating to the Borrower’s plan requirements under the Employee Retirement Income Security Act of 1974 (“ERISA”) that reasonably could be expected to result in a material adverse change in the Borrower’s financial condition, a written statement of the chief financial officer of such Borrower or subsidiary shall be delivered to Lender describing such ERISA event and any action that is being taking with respect thereto by Borrower or any of its/his/her subsidiaries or Affiliates, and any action taken or threatened by the Internal Revenue Service (“IRS”), the Department of Labor, of the Pension Benefit Guaranty Corporation (“PBGC”). Borrower and its/his/her subsidiaries shall: (i) be deemed to know all facts known by the administrator of any benefit plan of which it is the plan sponsor; (ii) promptly, and no later than three (3) Business Days after the filing thereof with the IRS, deliver to Lender a copy of each funding waiver request filed with respect to any benefit plan and all communications received by Borrower or any of its/his/her subsidiaries or Affiliates; and (iii) promptly, and no later than five (5) Business Days after receipt by Borrower or any of its/his/her subsidiaries of any information that the PBGC has an intention to terminate any benefit plan or to have a trustee appointed to administer a benefit plan, deliver copies of each such notice to Lender.

(b)       Cause to be delivered to Lender, upon Lender’s reasonable request, each of the following: (i) a copy of each benefit plan and retiree health plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all material written interpretations thereof and material written descriptions thereof that have been distributed to employees or former employees of Borrower or any of its/his/her subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each benefit plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each benefit plan; (iv) all actuarial reports prepared for the last three plan years for each benefit plan; (v) a listing of all multiemployer plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any of its/his/her subsidiaries or any of their ERISA affiliates to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any of its/his/her subsidiaries or any of their ERISA affiliates regarding withdrawal liability under any multiemployer plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or any of its/his/her subsidiaries under any retiree health plan.

(c)       Cause to be delivered to Lender, upon Borrower’s and Lender’s mutual agreement that Lender’s request is reasonable, a copy of each plan not referred to in Section 5.10(b) (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all material written interpretations thereof and material written descriptions thereof that have been distributed to employees or former employees of Borrower or any of its/his/her subsidiaries.

5.11       Online Access to View Bank Accounts. At all times on and after the Closing Date, Borrower shall provide Lender with online read-only access to Borrower’s bank accounts and maintain such access in effect for Lender throughout the term of this Agreement and until all Obligations have been paid in full, all in a manner acceptable to Lender.

5.12       Post Closing Matters. Borrower will execute and deliver the documents and take such actions (or cause such actions to be taken by other Persons) as are set forth in the section labeled “Post Closing Deliverables and Covenants” on Addendum 3, in each case, within the time limits specified on Addendum 3 (or such longer period as Lender may agree).

6.	NEGATIVE COVENANTS

Until all Obligations have been paid and performed in full, Borrower covenants and agrees that it will NOT, without Lender’s written consent, which may be denied in its sole discretion:

6.1       Additional Encumbrances. Create or suffer to arise any (i) lien, security interest, other charge or encumbrance upon or with respect to any of the Collateral except for the Security Interest and any Permitted Encumbrances, or (ii) grant or agree to any negative pledge that would prohibit securing the Obligations created by this Agreement and any replacement or refinancing thereof with any properties or assets of Borrower. Borrower shall notify Lender promptly in the event that any lien or charge on any Collateral shall be created, asserted, filed, or come into existence in violation of this Section 6.1.

6.2       Other Advances. Receive any loans, incur any indebtedness for borrowed money or receive any advances or sell any accounts receivable without Lender’s written approval except for the following: (i) the indebtedness set forth on Addendum 2 (“Permitted Indebtedness”) and (ii) indebtedness (other than the Obligations, but including capitalized lease obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, including any refinancing of such Purchase Money Debt (“Purchase Money Debt”), all in the aggregate amount at any time not to exceed the “Cap on Purchase Money Debt” specified in the Loan Chart;

6.3       Disposition of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower’s rights, title, or interests in and to any of the Collateral, excepting only sales of inventory or dispositions of obsolete equipment or equipment being replaced, in each case in the ordinary course of Borrower’s business;

6.4       No Guaranties or Contingent Obligations. Guaranty, assume, or otherwise become directly or contingently liable for the debt of any other person or organization, other than ordinary course obligations not exceeding $10,000 at any time;

6.5       Limitations on Extensions of Credit. Make any loan or advance or extend any credit other than extension of trade credit in the ordinary course of business;

6.6       No Changes in Business or Name. (a) Make or permit to be made any material change in the character of Borrower’s business, other than to grow the business; (b) change Borrower’s name from that indicated in the public record of Borrower’s jurisdiction of organization without providing at least 30 days’ prior written notice to Lender; (c) change the location of Borrower’s headquarters, executive offices or places of operations without providing at least 30 days’ prior written notice to Lender; or (d) change Borrower’s structure without the written consent of Lender;

6.7       No Amendments/Modifications to Constituent Documents. Permit the amendment, modification, restatement, or other changes to the organizational documents of Borrower including, if applicable, the articles of incorporation or organization, by-laws, or operating partnership agreement, unless Borrower sends Lender the proposed changes to such organizational documents no less than thirty (30) days prior to the effective date thereto;

6.8       No Prepayments of Debt. Prepay any indebtedness for borrowed money to any person or entity in cash other than (a) indebtedness owing to Lender and (b) indebtedness permitted by this Agreement and owing to any lender that has not been subordinated to the Obligations, including without limitation Senior Lender Obligations, except to the extent that such prepayments are expressly prohibited under the terms and provisions of the Senior Intercreditor Agreement;

6.9       Restricted Payments. (a) Declare or pay or make any form of cash dividend or cash distribution other than dividends or distributions to equity holders to meet their tax obligations on income realized by such holders attributable solely to such holders’ investment in Borrower in a timely manner; (b) make any cash payments of any indebtedness subordinated to the Obligations due Lender or otherwise redeem, repurchase or retire any instrument evidencing such amount, or reduce or terminate any commitment in respect of such indebtedness, in each case except pursuant to the provisions of a subordination agreement acceptable to Lender; provided, however, for the avoidance of doubt, nothing in this Agreement shall prohibit Borrower from making any payments in respect of the Senior Lender Obligations, except to the extent that such payments are expressly prohibited under the terms and provisions of the Senior Intercreditor Agreement; or (c) redeem, repurchase, or retire any capital stock or other equity;

6.10       Transactions with Affiliates. (a) Make any loan, advance, extension of credit or non-compensation related payment to any Affiliate of Borrower; or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease, or exchange of property, or the rendering or any service, to or with any Affiliate of Borrower, the terms of which are less favorable to such person than the terms such person would have been able to obtain in a similar transaction between such person and an unrelated third party obtained through arms’ length dealings; provided, however, that Borrower may in any event (x) pay reasonable compensation to any such employee or officer in the ordinary course of Borrower’s business consistent and commensurate with industry custom and practice for the services provided by such person and (y) enter into any transaction with Affiliates so long as all such transactions, either singly or in the aggregate, have a value of no more than $10,000;

6.11       Deposit Accounts. (a) Close any deposit account of Borrower, including the Borrower’s Account; or (b) open any deposit account of Borrower without first providing Lender with a fully executed deposit account control agreement among Borrower, Lender and the bank where such deposit account is maintained, in form and substance satisfactory to Lender;

6.12       Limitations on Investments. Without the consent of Lender (not to be unreasonably withheld) purchase, own, invest in, or otherwise acquire, directly or indirectly, any equity securities, any interests in any partnership or joint venture (including the creation or capitalization of any subsidiary), evidence of indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other person or entity, or any other investment or interest whatsoever in any other person or entity, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any person or entity other than: (i) the extension of trade credit in the ordinary course of business and consistent with past practices; and (ii) deposits with banks or other financial institutions;

6.13       No Mergers; Equity Issuances. Without the consent of Lender (not to be unreasonably withheld) (a) merge, consolidate, or enter into any similar combination with any other entity or liquidate, windup, or dissolve itself (or suffer any liquidation or dissolution); or (b) issue or sell more than 25% of Borrower’s voting common stock outstanding on the date hereof; or

6.14       No Transactions Prohibited by ERISA; Unfunded Liability. Directly or indirectly

(a)       engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)       permit to exist with respect to any benefit plan any accumulated funding deficiency (as defined in sections 302 of ERISA and 412 of the Internal Revenue Code, whether or not waived;

(c)       fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any benefit plan;

(d)       terminate any benefit plan where such event would result in any liability of Borrower, any subsidiary of Borrower, or any of their ERISA affiliates under Title IV of ERISA which was not paid in connection with such termination;

(e)       fail to make any required contribution or payment to any multiemployer plan;

(f)       fail to pay any required installment or any other payment required under section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(g)       amend a plan resulting in an increase in current liability for the plan year such that Borrower, any subsidiary of Borrower, or any of their ERISA affiliates is required to provide security to such plan under section 401(a)(29) of the Internal Revenue Code; or

(h)       withdraw from any multiemployer plan where such withdrawal is reasonably likely to result in any liability of such entity under Title IV of ERISA;

any of which, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on Borrower.

6.15       Financial Covenants. Fail to comply with the financial covenants described on Addendum 4.

7.	EVENTS OF DEFAULT

The occurrence and continuation of one or more of the following events shall constitute an “Event of Default” under this Agreement. Unless expressly provided for in this Section 7, Lender is under no duty to provide Borrower or any other person with any notice for an event to become an Event of Default:

7.1       Borrower shall fail to make any payment of sums due under this Agreement, including any amounts specified in the Loan Chart, within three (3) Business Days of the applicable due date. A failure to pay includes any nonpayment as a result of Lender’s inability for any reason to collect the entire sum due from Borrower’s Account;

7.2       Borrower or any Guarantor shall breach any covenant or other obligation under Section 6, Section 9 or any other Loan Documents;

7.3       Borrower or any Guarantor shall breach any covenant, condition, or other obligation contained in this Agreement (other than covenants and obligations described in another subsection of this Section 7), which breach is not cured within fifteen (15) calendar days after the earlier of written notice from Lender or the date on which Borrower had actual knowledge of such breach;

7.4       Any financial statement, representation, warranty or certificate made or furnished by or on behalf of Borrower or any Guarantor of this Agreement in connection with this Agreement or any other Loan Document shall be materially false or misleading (including by omission) when made or reaffirmed;

7.5       Borrower or any Guarantor of the Obligations shall become insolvent, admit its/his/her insolvency, or shall be unable to pay its/his/her debts as they mature;

7.6       One or more judgments, orders, or decrees for the payment of money, either individually or in an aggregate amount in excess of $75,000, is entered by a court of competent jurisdiction against Borrower or any guarantor of the Obligations and such judgment, order, or decree remains unpaid, undischarged and unbonded for at least thirty (30) days;

7.7       (a) Borrower or any Guarantor of the Obligations shall make an assignment for the benefit of its/his/her creditors, file a petition in bankruptcy, be the subject of an involuntary bankruptcy petition or be the subject of a pending application, motion, or petition for the appointment of a receiver if such application, motion, or petition is not dismissed with sixty (60) days of its filing, or if a receiver is appointed; or (b) Borrower or any such Guarantor by any act or omission shall indicate its/his/her consent to, approval of, or acquiescence in, any application or proceeding or order for relief or the appointment of a custodian, receiver, or any trustee for any substantial part of any of its/his/her properties;

7.8       Borrower or any Guarantor of the Obligations shall have received any order, or there shall have been imposed upon it any limitation, of any kind, restricting its/his/her right to do business and/or its/his/her right to free and unencumbered use and operation of any of the Collateral, by any court, administrative body, or other regulatory or judicial authority purporting to have jurisdiction over the business of Borrower or any Guarantor of the Obligations or the ownership and/or operation of such Collateral;

7.9       The occurrence of any uninsured loss in excess of $50,000, theft, damage, or destruction to any material assets (or to a material portion of all assets) of Borrower or any Guarantor of the Obligations;

7.10       The actual or attempted revocation or termination of, or limitation or denial of liability under any Guaranty of any of the Obligations, this Agreement or any other Loan Document, by Borrower or any Guarantor, including any repudiation, purported revocation, or failure by any Guarantor of the Obligations to perform such Guarantor’s obligations under the applicable guaranty or support agreement in favor of Lender;

7.11       Any federal, state, or local governmental body, instrumentality or agency shall condemn, seize or otherwise appropriate, or take custody and control of all or substantially all of the properties of Borrower or any Guarantor of the Obligations, or file a lien or levy an assessment in respect of all, or substantially all, of the properties of Borrower or any guarantor of the Obligations;

7.12       If Borrower or any Guarantor of the Obligations shall dissolve or liquidate, or be dissolved or liquidated, or cease legally to exist, or merge or consolidate, or be merged or consolidated with or into any corporation or entity;

7.13       If Borrower or any Guarantor of the Obligations is an individual/sole proprietorship and the owner dies or becomes totally and permanently disabled and is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment (“Disabled”); if Borrower or any Guarantor is the settlor of a revocable trust and Borrower dies or is rendered Disabled; if Borrower is a general partnership and the general partner dies or is rendered Disabled; if Borrower or any Guarantor of the Obligations is a corporation and any shareholder holding a 10% or more interest in the corporation dies or is rendered Disabled; if Borrower or any Guarantor of the Obligations is a limited liability company and any managing member dies or is rendered Disabled, or if any member(s) directly or indirectly controlling 10% or more of the membership interests dies or is rendered Disabled; or if Borrower or any Guarantor of the Obligations is any other form of business entity and any person(s) directly or indirectly controlling 10% or more of the ownership interests of such entity dies or is rendered Disabled;

7.14       A default shall occur with respect to any indebtedness for borrowed money payable solely in cash (other than the Obligations) of Borrower or any of its subsidiaries in an outstanding principal amount exceeding $100,000, including, without limitation, the Senior Lender Obligations, and such default shall continue for more than thirty (30) days, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or permit the holder of any such indebtedness to accelerate, the maturity any such indebtedness, or any such indebtedness shall be declared due and payable or be required to be paid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

7.15       the occurrence of a Material Adverse Effect;

7.16       the occurrence of any default or event of default under any document evidencing the indebtedness of any Borrower to Seller; or

7.17       (a) Any principal (as named in the Loan Chart), shall no longer serve as a member of the Board of Directors of Spectrum, or (b) Spectrum shall cease to directly or indirectly own or control 100% of each class of the outstanding equity interests of any other Borrower.

8.	REMEDIES UPON DEFAULT

At any time after any Event of Default, unless it has been cured or waived, Lender may, without presentment, demand, protest, or further notice of any kind (all of which are hereby expressly waived) and, notwithstanding the provisions contained in any other document or instrument executed or to be executed by any Loan Party to Lender take any one or more of the following actions:

8.1       Declare all Obligations, including the entire remaining Total Payback, together with all loan costs and expenses and attorneys’ fees, to be immediately due and payable. Lender shall be entitled to immediately enforce payment of all Obligations by any means permitted by law or in equity.

8.2       Notify customers, account debtors or lessees of any Loan Party that Lender has a Security Interest in the accounts, rights to payment, equipment, chattel paper and general intangibles of such Loan Party and may collect them directly; Lender may settle or adjust disputes and claims directly with account debtors or payment processor companies or insurance companies for amounts and upon terms that Lender considers advisable, and in such cases, Lender will credit the Obligations under this Agreement with only the net amounts received by Lender, after deducting all reasonable expenses incurred or expended in connection therewith;

8.3       Make such payments and do such acts as Lender considers necessary or reasonable to protect its Security Interest and Collateral. Each Loan Party agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate at a location which is reasonably convenient to such Loan Party and Lender. Each Loan Party authorizes Lender to enter the premises where the Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Lender appears to be prior or superior to the Security Interest (other than the Permitted Encumbrances) and to pay all expenses incurred in connection therewith. With respect to any of each Loan Party’s owned or leased premises, such Loan Party hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies;

8.4       Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right to use, without charge, each Loan Party’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and such Loan Party’s rights under all licenses and franchise agreements shall inure to Lender’s benefit;

8.5       Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Loan Party’s premises) as is commercially reasonable in the opinion of Lender. It is not necessary that the Collateral be present at any such sale. Lender shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

8.6       Give notice of the disposition of the Collateral as follows:

(a)       Lender shall give each Loan Party and each holder of a security interest in the Collateral a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

(b)       The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in this Agreement, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value.

8.7       Each Loan Party agrees that Lender may obtain the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same;

8.8       Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Loan Parties. Any excess will be promptly returned, subject to the rights of third parties, and/or as provided by law, to Borrower by Lender;

8.9       All payments received by Borrower in respect of the Collateral shall be forthwith paid over to Lender in the same form as so received (with any necessary endorsement), and may be held or applied by Lender to the Obligations in such order as Lender may determine;

8.10       File suit for any sums owing or for damages; and

8.11       Exercise any other remedy or right provided in law or in equity or permitted under this Agreement or by the California Uniform Commercial Code.

9.	GUARANTY

9.1       Guaranty of Obligations. Guarantors hereby each, jointly and severally guarantee (this “Guaranty”), and become sureties for, the prompt payment and performance of all Obligations. If any Event of Default occurs and is continuing under this Agreement with respect to the Obligations, Guarantors (other than Ponder and Hayter) will severally pay the amount due to Lender by the procedures set forth in this Agreement. If any Event of Default occurs and is continuing under Section 7.1 or 7.2 (as a result of a breach of Section 6.15) of this Agreement with respect to the Obligations, Ponder and Hayter will severally pay the amount due to Lender by the procedures set forth in this Agreement.

9.2       Nature of Guaranty; Waivers. This is a guaranty of payment and not of collection and Lender shall not be required, as a condition of Guarantors’ liability, to make any demand upon or to pursue any of its rights against Borrower, or to pursue any rights which may be available to it with respect to any other person who may be liable for the payment of the Obligations. This is an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Obligations have been indefeasibly paid in full, and Lender has terminated this Guaranty. This Guaranty will remain in full force and effect even if there are no Obligations outstanding at a particular time or from time to time until all of the Obligations have been indefeasibly paid in full, and Lender has terminated this Guaranty. This Guaranty will not be affected by any surrender, exchange, acceptance, compromise or release by Lender of any other party, or any other guaranty or any security held by Lender for any of the Obligations, by any failure of Lender to take any steps to perfect or maintain Lender’s lien or security interest in or to preserve Lender’s rights in or to any security or other collateral for the Obligations or any guaranty, or by any irregularity, unenforceability or invalidity of the Obligations or any part thereof or any security therefor or other guaranty thereof. Guarantors’ obligations hereunder shall not be affected, modified or impaired by any counterclaim, set-off, deduction or defense based upon any claim any Guarantor may have against Borrower or Lender, except payment or performance of the Obligations in full. Notice of acceptance of this Guaranty, notice of extensions of credit to Borrower from time to time, notice of default, diligence, presentment, notice of dishonor, protest, and demand for payment is hereby waived. Guarantors hereby waive all defenses based on suretyship or impairment of collateral. Lender at any time and from time to time, without notice to or the consent of Guarantors, and without impairing or releasing, discharging or modifying Guarantors’ liabilities hereunder, may (a) change the manner, place, time or terms of payment or performance of or interest rates on, or other terms relating to (including the maturity thereof), any of the Obligations; (b) renew, substitute, modify, amend or alter, or grant consents, release, or discharge, or waivers relating to this Agreement or any of the other Loan Documents or to the Obligations, any other guaranties, or any security for the Obligations or guaranties or increase (without limit of any kind) or decrease the Obligations (including all loans and extensions of credit thereunder) or modify the terms on which loans and extensions of credit may be made to Borrower; (c) apply any and all payments by whomever paid or however realized including any proceeds of any collateral, to any Obligations of Borrower in such order, manner and amount as Lender may determine in its sole discretion; (d) settle, compromise or deal with any other person, including Borrower or any other Guarantor, with respect to the Obligations in such manner as Lender deems appropriate in its sole discretion; (e) substitute, exchange, subordinate or release any security or guaranty for the Obligations; or (f) take such actions and exercise such remedies hereunder as provided herein.

9.3       Repayments or Recovery from Lender. If any demand is made at any time upon Lender for the repayment or recovery of any amount received by it in payment or on account of the Obligations and if Lender repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of any such demand, Guarantors will be and remain severally liable hereunder for the amount so repaid or recovered to the same extent as if such amount had never been received originally by Lender, as the case may be. The provisions of this Section 9.3 will be and remain effective notwithstanding any contrary action which may have been taken by a Guarantor in reliance upon such payment, and any such contrary action so taken will be without prejudice to Lender’s rights hereunder and will be deemed to have been conditioned upon such payment having become final and irrevocable.

9.4       Financial Statements. Unless compliance is waived in writing by Lender or until all of the Obligations have been paid in full, Guarantors will promptly submit to Lender such information relating to Guarantors’ affairs (including but not limited to annual financial statements and tax returns for Guarantors) or any security for this Guaranty as Lender may reasonably request.

9.5       Enforceability of Obligations. No modification, limitation or discharge of the Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding filed by Borrower for relief of debtors under federal or state law will affect, modify, limit or discharge Guarantors’ liability in any manner whatsoever and this Guaranty will remain and continue in full force and effect and will be enforceable against each Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted. Guarantors hereby waive all rights and benefits which might accrue to them by reason of any such proceeding and will be liable to the full extent hereunder, irrespective of any modification, limitation or discharge of the Obligations that may result from any such proceeding.

9.6       Costs. To the extent that Lender incurs any costs or expenses in protecting or enforcing its rights with respect to the Obligations or under this Guaranty, including reasonable attorneys’ fees and the costs and expenses of litigation, such costs and expenses will be due on demand, will be included in the Obligations and will bear interest from the incurring or payment thereof at the Default Rate.

9.7       Waiver of Subrogation. Until the Obligations are indefeasibly paid in full, Guarantors waive in favor of Lender any and all rights which Guarantors may have to (a) assert any claim against Borrower based on subrogation, restitution, reimbursement or contribution rights with respect to payments made hereunder, and (b) any realization on any property of Borrower, including participation in any marshalling of Borrower’s assets with respect to payment made hereunder.

9.8       Guarantors’ Representations and Warranties. Guarantors represent and warrant to Lender as follows:

(a)       No Guarantor’s execution and performance of this Guaranty will (i) violate or result in a default or breach (immediately or with the passage of time) under any contract, agreement or instrument to which such Guarantor is a party, or by which such Guarantor is bound, (ii) violate or result in a default or breach under any order, decree, award, injunction, judgment or applicable law, or (iii) cause or result in the imposition or creation of any lien upon any property of such Guarantor;

(b)       The execution, delivery and performance of this Guaranty is within each Guarantor’s capacity;

(c)       No consent, license or approval of, or filing or registration with, any governmental authority is necessary for the execution and performance hereof by any Guarantor;

(d)       This Guaranty constitutes each Guarantor’s valid and binding obligation enforceable in accordance with its terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally;

(e)       This Guaranty promotes and furthers the business and financial interests of each Guarantor and the creation of the obligations hereunder will result in direct financial benefit to each Guarantor; and

(f)       Each Guarantor has executed this Guaranty after conducting its own independent review and analysis of the financial condition and operations of Borrower, and no Guarantor has relied upon any representation, statement or information of or from Lender.

10.	MISCELLANEOUS

10.1       Power of Attorney. Borrower hereby irrevocably appoints Lender as its or his true and lawful attorney, as the case may be, with full power of substitution, in Lender’s name or in its or his name or otherwise, for Lender’s sole use and benefit, but at Borrower’s cost and expense, without notice to Borrower or any other person, during the continuation of an Event of Default, to exercise at any time and from time to time:

(a)       demand, sue for, collect, receive, and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(b)       receive, take, endorse, assign, and deliver any and all checks, notes, drafts, documents, negotiable or non-negotiable instruments, or chattel paper in connection therewith;

(c)       settle, compromise, compound, prosecute or defend any action or proceeding, including, without limitation, a foreclosure action, with respect thereto;

(d)       extend or modify terms of payment or make any allowance or other adjustment with respect thereto;

(e)       notify account debtors of the Security Interest granted hereby and instruct such account debtors that payment of their respective accounts is to be made directly to Lender and take control of any and all such payments or other proceeds of such accounts; or

(f)       vote any right or interest with respect to any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated), whether voting or nonvoting, including common stock, preferred stock or any convertible securities.

10.2       Attorneys’ Fees and Costs. Loan Parties shall pay on demand all of Lender’s attorneys’ fees and costs incurred by Lender in: (a) enforcing this Agreement or any other Loan Document and Lender’s rights in its Collateral; and (b) the collection of any amounts due under this Agreement, whether or not suit is brought. Further, Lender shall be entitled to all attorneys’ fees and costs incurred by Lender in connection with any Bankruptcy proceeding of any Loan Party, including any and all attorneys’ fees and costs incurred to preserve, protect, monitor, or realize upon the Obligations and any security for such Obligations. The costs incurred by Lender include but are not limited to appraisal fees, filing fees, audit and inspection fees, and all other out-of-pocket costs and expenses incurred by Lender.

10.3       Waivers.

(a)       Each Loan Party hereby waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance herein, and all other demands and notices of any kind or description. With respect to the Obligations and the Collateral, each Loan Party assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any person or entity primarily or secondarily liable therefor, to the acceptance of partial payments thereon and the settlement, compromise, or adjustment of any thereof, all in such manner and at such time or times as Lender may deem advisable in its sole and absolute discretion. Lender shall have no duty as to the collection or protection of the Collateral or any income therefrom, as to the preservation of rights against prior parties, or as to the preservation of any rights pertaining to the Collateral beyond the safe custody thereof. Lender may exercise its rights with respect to the Collateral without resorting or regard to any other collateral or sources of payment for liability;

(b)       Neither any failure nor any delay on the part of Lender in exercising any right, power, or privilege hereunder or under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Lender shall not be deemed to have waived any of its rights with respect to the Obligations or Collateral hereunder or under any other written document, unless such waiver is in writing and signed by Lender.

10.4       No Third-Party Beneficiary. This Agreement is made solely between the Loan Parties and Lender and no other person shall have any right of action hereunder and the parties expressly agree that no person shall be a third-party beneficiary to this Agreement.

10.5       Indemnity. Each Loan Party agrees to indemnify, defend, and hold harmless, absent gross negligence or willful misconduct, Lender, its employees, members, directors, managers, officers, or agents from and against any loss, liability, damage, penalty or expense (including attorneys’ fees, expert witness fees, and cost of defense) they may suffer or incur as a result of: (a) any failure by any Loan Party or any employee, agent or Affiliate of such Loan Party to comply with the terms of this Agreement or any other legal obligation to Lender; (b) any warranty or representation made by any Loan Party being false or misleading; (c) any representation or warranty made by any Loan Party or any employee or agent of such Loan Party to any third person; (d) negligence of any Loan Party or its/his/her subcontractors, agents or employees; or (e) any alleged or actual violations by any Loan Party or its/his/her subcontractors, employees or agents of any governmental laws, regulations or rules.

10.6       Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, successors, and assigns, provided, however, that neither this Agreement nor any rights or Obligations hereunder shall be assignable by any Loan Party without first obtaining the express written consent of Lender. Lender has no obligation to consent to any Loan Party assigning this Agreement. Any purported assignment made in contravention of the forgoing consent shall be void. Lender may assign any part of or all of the Loan and its rights and Obligations hereunder at any time in its sole and absolute discretion; provided that notice is provided to the Loan Party of such assignment. Lender may sell participations in all or any portion of the Loan to such other party or parties as Lender shall select, all without notice or disclosure to the Loan Parties.

10.7       Maximum Interest. If Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the highest lawful rate that is permissible under the law applicable to this Agreement, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loan made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the highest lawful rate, Lender may, to the extent permitted by applicable law: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Loan hereunder.

10.8       Time Is of the Essence. The parties hereto expressly acknowledge and agree that time is of the essence and that all deadlines and time periods provided for under this Agreement are ABSOLUTE AND FINAL.

10.9       Notices. Any notices required or permitted to be given pursuant to this Agreement shall be in writing and may be given by personal delivery, email, facsimile, first class mail via the United States Postal Service, postage prepaid, or by any overnight courier by sending said notice to the applicable Loan Party at the address set forth its signature below or to Lender at the following address:

Super G Capital, LLC
23 Corporate Plaza
Suite 100
Newport Beach, CA 92660
Attn: Nick Seraydarian
Email: Nick@supergcapital.com

If either party desires to change the address or email and fax numbers to which notices are to be sent, it shall do so in writing and deliver the same to the other party in accordance with the notice provisions set forth above.

10.10       Conversion to Equity. The parties hereby agree that Lender, in its sole discretion, may decide to convert or exchange this Agreement, the Loan Documents and the Obligations evidenced thereby into common stock of Spectrum, a conversion rate to be agreed upon in good faith by the parties.

10.11       Modifications. This Agreement may not be modified, amended, waived, extended, changed, discharged, or terminated orally or by any act or failure to act on the part of the Loan Parties or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge, or termination is sought.

10.12       Severability. If any term or provision of this Agreement or the application thereof to any circumstance, shall be invalid, illegal, or unenforceable to any extent, such term or provision shall not invalidate or render unenforceable any other term or provision of this Agreement or the application of such term or provision to any other circumstance then to the extent permitted by law, each Loan Party and Lender hereto hereby waive any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

10.13       Remedies Cumulative. Any and all remedies conferred upon Lender shall be deemed cumulative with, and non-exclusive of any other remedy conferred hereby or by law and/or equity. Lender in the exercise of any one remedy shall not be precluded from the exercise of any other. Lender may exercise any and all rights and remedies available to it concurrently or independently, in such order, as frequently, and at such time or times as Lender may, in its sole discretion, deem expedient.

10.14       Definitions. As used herein:

(a)       “Acquisition Agreement” means that certain Stock Purchase Agreement dated as of February 6, 2018 by and among Seller, as seller, Spectrum Global Solutions, Inc., as buyer, and ADEX and ADEX Puerto Rico, as the companies;

(b)       “Affiliate” means (i) any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with Borrower or (ii) any officer, employee, member, manager, shareholder, or director of Borrower; an entity shall be deemed to be “controlled by” any other person or entity if such person or entity possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such entity whether by contract or otherwise;

(c)       “Business Day” means any calendar day other than Saturdays, Sundays and official Federal holidays;

(d)       “EBITDA” shall mean on a consolidated basis for any period with respect to Borrower, the sum of (i) net income (or loss) for such period (excluding non-cash extraordinary gains or non-cash extraordinary losses), plus (ii) all interest expense for such period, plus (iii) all charges against income for such period for federal, state and local taxes, plus (iv) depreciation expenses for such period, plus (v) amortization expenses for such period, plus (vi) management fees;

(e)       “Eligible Accounts Receivable” means accounts receivable created by a Borrower in the ordinary course of its business, that arises out of such Borrower’s sale of goods or rendition of services, that complies with each of the representations and warranties respecting accounts receivable made by Borrowers in this Agreement, that is deemed by Lender, in its sole credit judgment, to be eligible hereunder;

(f)       “Guarantors” means, collectively, any of the Persons signatory to this Agreement as a Guarantor from time to time, and “Guarantor” means, individually, any of them;

(g)       “Loan Documents” means, collectively, this Agreement and all other documents evidencing, securing or relating to the Obligations or executed in connection herewith, and all amendments and modifications of any of the foregoing;

(h)       “Loan Parties” means, collectively, the Borrower and the Guarantors, and “Loan Party” means, individually, any of them;

(i)       “Material Adverse Effect” means any event, act, omission, condition or circumstance which, which individually or in the aggregate, has or could reasonably be expected to have a material adverse effect on (i) the business, operations, prospects, properties, assets or condition, financial or otherwise, of Borrower, (ii) the ability of any Loan Party to perform any of its obligations under any of the Loan Documents, or (iii) the validity or enforceability of, or Lender’s rights and remedies under, any of the Loan Documents;

(j)       “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government or any agency or political division thereof, or any other entity.

(k)       “Seller” means InterCloud Systems, Inc., a Delaware corporation;

(l)       “Senior Lender” means Prestige Capital Corporation;

(m)       “Senior Lender Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof, by and among Borrower, Senior Lender and Lender;

(n)       “Senior Lender Loan Agreement” means that certain Purchase & Sale Agreement dated on or about the date hereof between Senior Lender, as lender and ADEX Corporation, Inc. as borrower;

(o)       “Senior Lender Loan Documents” means the Senior Lender Loan Agreement and all other instruments, agreements and documents executed in connection therewith; and

(p)       “Senior Lender Obligations” means all indebtedness, liabilities and obligations now or hereafter owing by Borrowers to Senior Lender under or in respect of the Senior Lender Loan Documents.

11.	GOVERNING LAW, FORUM SELECTION, AND CONSENT TO JURISDICTION

This Agreement and each other Loan Document shall be governed by and construed in accordance with the laws of the State of California without reference to its choice of law provisions. Lender and each Loan Party agree that: (a) all actions or proceedings arising out of or related to this Agreement or any other Loan Document; (b) any written agreements between or related to Lender and such Loan Party; and (c) all other disputes, regardless of whether arising out of contract or solely a tort, shall be tried and litigated exclusively in the state and federal courts located in Orange County, California in a city to be designated by Lender, or in the City of Los Angeles, State of California. This choice of venue is intended to be mandatory and not permissive, thereby precluding the possibility of litigation between the Lender and such Loan Party in any jurisdiction other than that specified herein. Each Loan Party hereby waives any right it may have to assert the doctrine of forum non conveniens (or any similar doctrine) or to otherwise raise any objection to venue with respect to any proceeding arising out of or related to this Agreement or any other written agreements between Lender and such Loan Party.

Lender and/or each Loan Party irrevocably and unconditionally consent to personal jurisdiction in California and venue in any action in Orange County, California, in a city to be designated by Lender, or in the City of Los Angeles, State of California. Each Loan Party further stipulates that the state and federal courts located in Orange County, California or the City of Los Angeles, State of California shall have in personam jurisdiction and venue over such Loan Party for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to: (i) this Agreement; and (ii) all other written agreements between such Loan Party and Lender, including, without limitation, petitions to compel the judicial reference and to enforce the statement of decision by the referee.

Any action filed by a Loan Party or Lender shall be filed in the Los Angeles County Superior Court, Central District or the Federal District Court, Central District of California, located in the City of Los Angeles, or the Federal District Court, Central District of California located in Orange County, California. The judicial reference proceedings shall be conducted in the City of Los Angeles, California or in Orange County, California, in a city to be designated by Lender.

12.	JUDICIAL REFERENCE

12.1       At the request of either Lender or any Loan Party, any controversy or claim between or amongst Lender and any Loan Party, regardless of whether the dispute or controversy arises under or is related to this Agreement, shall be determined by a reference in accordance with California Code of Civil Procedure sections 638, et seq. Judgment upon the award rendered by such referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure sections 644 and 645.

12.2       Selection or Appointment of Referee. When Lender and any Loan Party are involved in any dispute or controversy (the “Reference Parties”), the Reference Parties shall select a single neutral referee who shall be a retired state or federal judge. In the event the Reference Parties cannot agree upon a referee, a single neutral referee shall be appointed by the court in accordance with the procedure set forth in Code of Civil Procedure section 640(b).

12.3       Conduct of Reference. The judicial reference shall be conducted pursuant to California law. The referee shall determine all issues relating to the applicability, interpretation, legality, or enforceability of all agreements. The referee shall report a statement of decision to the court. The Reference Parties shall equally bear the fees and expenses of the referee. The prevailing party shall be entitled to recover the fees and expenses that it/he/she paid to the referee and such fees and expenses shall be awarded in the statement of decision.

12.4       Reference Constitutes a Waiver of the Right to a Jury Trial. Each Loan Party and Lender understand and acknowledge that by agreeing to judicial reference, each Loan Party and Lender are hereby knowingly, voluntarily, and intentionally waiving any right (whether arising under the Constitution of the United States, the State of California, or of any other state, or under any foreign jurisdiction, under any statutes regarding or rules of civil procedure applicable in any state or federal or foreign legal proceeding, under common law, or otherwise) to demand or have a trial by jury of any claim, demand, action, or cause of action arising under, relating, or appertaining to: (i) this Agreement; (ii) any written agreements between Lender and any Loan Party; (iii) any disputes or controversies in any way connected with or related or incidental to the discussions, dealings, or actions between Lender and any Loan Party (whether oral or written); and (iv) any claims now existing or hereafter arising between Lender and any Loan Party, whether sounding in contract or tort or otherwise.

Each of the Reference Parties hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by the referee without a jury, and that any of the Reference Parties may file an original counterpart or a copy of this Agreement with any court as written evidence of its waiver of right to trial by jury. The Reference Parties acknowledge and agree that they have received full and sufficient consideration for this provision (and each other provision of each other related document to which they are a party) and that this provision is a material inducement for the Lender in accepting this Agreement. By waiving a jury trial, the Reference Parties intend claims and disputes to be resolved by the referee and/or judge acting without a jury in order to avoid the delays, expense, and risk of mistaken interpretations which each party acknowledges to be greater with jury trials than with nonjury trials.

12.5       Provisional Remedies, Self-Help And Foreclosure. No provision of this Agreement or written agreements between the Lender and any Loan Party, will limit the right of Lender to: (a) foreclose against any real property collateral by the exercise of a Power of Sale under a Deed of Trust, Mortgage, or other Security Agreement or Instrument, or applicable law; (b) exercise any rights or remedies as a secured party against any personal property collateral pursuant to the terms of a Security Agreement or Pledge Agreement or applicable law; (c) exercise self-help remedies such as setoff; or (d) obtain provisional or ancillary remedies such as injunctive relief, writs of attachment, writs of possession, or the appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any referral. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit any dispute to judicial reference.

13.	NO FIDUCIARY RELATIONSHIP

Each Loan Party hereby acknowledges that Lender does not have any fiduciary relationship to any Loan Party, and the relationship between Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor and no joint venture exists between Lender and any Loan Party.

14.	RULES OF CONSTRUCTION

Lender and Loan Parties have participated in the preparation and/or review of this Agreement, and this Agreement shall be deemed the result of the joint efforts of Lender and the Loan Parties. This Agreement has been accepted and approved as to its final form by Lender and the Loan Parties, and upon the advice of their respective counsel. Each Loan Party acknowledges that if such Loan Party elected not to consult with an attorney before signing this Agreement, such Loan Party had ample to time to hire an attorney and obtain a review of this Agreement by counsel before signing this Agreement. Accordingly, any uncertainty or ambiguity existing in this Agreement shall not be interpreted against either Lender or any Loan Party as a result of the manner of the preparation and presentation of this Agreement. Each Loan Party and Lender agree that any statute or rule of construction providing that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and are hereby waived.

15.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The signatures to this Agreement may be evidenced by facsimile or scanned email copies reflecting the party’s signature hereto, and any such facsimile copy or scanned email copies shall be sufficient to evidence the signature of such party as if it were an original signature. Any failure by any Loan Party or Lender to deliver original counterparts shall not affect the validity or the delivery of this Agreement or any documents in writing between Lender and any Loan Party.

16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Lender and the Loan Parties with respect to the subject matter hereof, and supersedes all other agreements, oral or written, between Lender and any Loan Party with respect to the subject matter. Each Loan Party acknowledges and represents that it/he/she has read this Agreement carefully and that there have been no oral or written statements made to it/him/her by Lender or any other party that contradicts, varies, or would change the meaning of any statements, promises, or agreements set forth in this Agreement. Each Loan Party acknowledges that a failure to review this Agreement before signing it precludes any claim that it does not represent the true and accurate agreement of the Lender and such Loan Party. No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any party herein, except upon the basis of a written instrument executed by or on behalf of such party, which written instrument must expressly reference this Agreement.

17.	SENIOR INTERCREDITOR AGREEMENT

(a)       Notwithstanding anything herein to the contrary, the Liens granted to the Lender under this Agreement and the exercise of the rights and remedies of the Lender hereunder and under any other Loan Document are subject to the provisions of the Senior Intercreditor Agreement. In the event of any conflict between the terms of the Senior Intercreditor Agreement and this Agreement or any other Loan Document, the terms of the Senior Intercreditor Agreement shall govern and control as between the Lender and the Senior Lender.

(b)       Notwithstanding the foregoing, each Borrower expressly acknowledges and agrees that, notwithstanding the fact that the exercise of certain of the Lender’s rights under this Agreement and the other Loan Documents may be subject to the Senior Intercreditor Agreement, no action taken or not taken by the Lender in accordance with the terms of the Senior Intercreditor Agreement shall constitute, or be deemed to constitute, a waiver by the Lender of any rights it has with respect to any Borrower under any Loan Document and nothing contained in the Senior Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement, which, as among the Borrower and the Lender shall remain in full force and effect in accordance with its terms.

[Remainder of page intentionally blank]

INITIAL BORROWER:			LENDER:

SPECTRUM GLOBAL SOLUTIONS, INC. f/k/a MANTRA VENTURE GROUP, LTD.			SUPER G CAPITAL, LLC

By:	/s/ Roger M. Ponder		By:	/s/ Marc Cole
	Name:	Roger M. Ponder		Marc Cole
	Title:	CEO		Chief Financial Officer

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

AW SOLUTIONS, INC

By:	/s/ Keith W. Hayter
	Name:	Keith W. Hayter
	Title:	President

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

AW SOLUTIONS OF NORTH CAROLINA, INC.

By:	/s/ Keith W. Hayter
	Name:	Keith W. Hayter
	Title:	President

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

AW SOLUTIONS PUERTO RICO, LLC.

By:	/s/ Keith W. Hayter
	Name:	Keith W. Hayter
	Title:	President

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

AWS ENGINEERING, INC.

By:	/s/ Keith W. Hayter
	Name:	Keith W. Hayter
	Title:	President

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

[Signature page to Business Loan & Security Agreement]

TROPICAL COMMUNICATIONS, INC.

By:	/s/ Roger M. Ponder
	Name:	Roger M. Ponder
	Title:	CEO

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

After giving effect to the consummation of the Acquisition:

JOINING BORROWER:

ADEX CORPORATION

By:	/s/ Roger M. Ponder
	Name:	Roger M. Ponder
	Title:	CEO

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

ADEX PUERTO RICO LLC

By:	/s/ Roger M. Ponder
	Name:	Roger M. Ponder
	Title:	CEO

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

GUARANTORS:

/s/ Roger M. Ponder
Roger M. Ponder

Address: 134 Varsity Circle Altamonte Springs, FL 32714

/s/ Keith William Hayter
Keith William Hayter

Address: 501 Bluff Oak Court Apopka, FL 32712

This Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) (this “Authorization”) is part of (and is fully incorporated herein by reference into) the Business Loan & Security Agreement above (the “Loan Agreement”).

DISBURSEMENT OF LOAN PROCEEDS. By signing below, Borrower authorizes Lender to disburse the Loan proceeds less the amount of any applicable fees and/or debit the account for any fees related to the Loan Agreement upon Loan approval by initiating an ACH credit to the checking account indicated below (or a substitute checking account Borrower later identifies and is acceptable to Lender) (hereinafter referred to as the “Borrower Account”) in the disbursed amount set forth in the Loan Agreement. This Authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower’s depository bank a reasonable opportunity to act on it.

By signing below, Borrower agrees and authorizes Lender to collect payments required under the terms of this Agreement by initiating ACH debit entries to Borrower’s Account in the amounts and on the dates provided in the payment schedule set forth in the Loan Agreement. Borrower authorizes Lender to increase the amount of any scheduled ACH debit entry by the amount of any previously scheduled payment(s) that was not paid as provided in the payment schedule and any unpaid returned payment charges and/or late fees. This Authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower’s depository bank a reasonable opportunity to act on it. Lender may suspend or terminate Borrower’s enrollment in the automatic payment plan effected by this Authorization immediately if Borrower fails to keep Borrower’s Account in good standing or if there are insufficient funds in Borrower’s Account to process any payment. If Borrower revokes this Authorization, Borrower still will be responsible for making timely payments pursuant to the alternative payment methods described in the Loan Agreement.

BUSINESS PURPOSE ACCOUNT. By signing below, Borrower attests that Borrower’s Account was established for business purposes and not for personal, family, or household purposes.

ACCOUNT CHANGES. Borrower agrees to notify Lender promptly if there are any changes to the account and routing numbers of the Borrower Account.

MISCELLANEOUS. Lender is not responsible for any fees charged by Borrower’s bank as the result of credits or debits initiated under this Authorization. The origination of ACH transactions to or from Borrower’s Account must comply with all provisions of applicable law.

BANK INFO	BANK NAME	IberiaBank
	ABA ROUTING NO.	265270413
	ACCOUNT NO.	1092940405

[Signature page to Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits)]

INITIAL BORROWER:

SPECTRUM GLOBAL SOLUTIONS, INC. f/k/a MANTRA VENTURE GROUP, LTD.

By:	/s/ Roger M. Ponder
	Name:	Roger M. Ponder
	Title:	CEO

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

AW SOLUTIONS, INC

By:	/s/ Keith W. Hayter
	Name:	Keith W. Hayter
	Title:	President

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

AW SOLUTIONS OF NORTH CAROLINA, INC.

By:	/s/ Keith W. Hayter
	Name:	Keith W. Hayter
	Title:	President

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

AW SOLUTIONS PUERTO RICO, LLC.

By:	/s/ Keith W. Hayter
	Name:	Keith W. Hayter
	Title:	President

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

AWS ENGINEERING, INC.

By:	/s/ Keith W. Hayter
	Name:	Keith W. Hayter
	Title:	President

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

TROPICAL COMMUNICATIONS, INC.

By:	/s/ Roger M. Ponder
	Name:	Roger M. Ponder
	Title:	CEO

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

After giving effect to the consummation of the Acquisition:

JOINING BORROWER:

ADEX CORPORATION

By:	/s/ Roger M. Ponder
	Name:	Roger M. Ponder
	Title:	CEO

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

ADEX PUERTO RICO LLC

By:	/s/ Roger M. Ponder
	Name:	Roger M. Ponder
	Title:	CEO

Address: 300 Crown Oak Centre Drive Longwood, FL 32750

ADDENDUM 1

PERMITTED ENCUMBRANCES

(a)	Liens arising under this Agreement and the other Loan Documents;

(b)	Liens in favor of Senior Lender pursuant to the Senior Lender Loan Documents;

(c)	liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books;

(d)	purchase money liens securing Purchase Money Debt (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, in each case if the lien is confined to the equipment and improvements and the proceeds of the equipment;

(e)	liens of carriers, warehousemen, suppliers, landlords or other persons that are possessory in nature arising in the ordinary course of business so long as the amount secured by such liens is not delinquent or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f)	liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(g)	liens incurred in the extension, renewal or refinancing of the indebtedness secured by liens described in clause (c), but any extension, renewal or replacement lien must be limited to the property encumbered by the existing lien and the principal amount of the indebtedness may not increase;

(h)	leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest;

(i)	non-exclusive license of intellectual property granted to third parties in the ordinary course of business;

(j)	liens arising from judgments, orders, decrees or attachments in circumstances not constituting an Event of Default under Section 7.6; and

(k)	Easements, rights of way, covenants, restrictions, reservations, exceptions and other similar restrictions and encumbrances or title defects, in each case existing when the property was acquired or incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value or usefulness of the property subject thereto or materially interfere with the ordinary conduct of business of Borrower.

ADDENDUM 2

PERMITTED INDEBTEDNESS

The Senior Lender Obligations.

Indebtedness of the Borrower to RDW Capital LLC or an Affiliate thereof that is incurred after the Closing Date, is unsecured and subject to a subordination agreement with Lender in form and substance satisfactory to Lender, does not provide for any cash repayment while the Obligations are outstanding, and has a maturity date that is at least 90 days past the scheduled last date for repayment set forth in this Agreement.

ADDENDUM 3

CONDITIONS TO FUNDING

The obligation of Lender to fund the Loan to Borrower is subject to the satisfaction of the following conditions precedent:

1.       Borrower shall have delivered to Lender, in form and content acceptable to Lender, fully executed copies of the documents set forth on Exhibit A to this Addendum 3, together with such other documents as may be reasonably required by Lender.

2.       Lender shall have completed its business and legal due diligence pertaining to Borrower, its business and assets, with results thereof satisfactory to Lender in its sole discretion.

Exhibit A to Addendum 3

CLOSING CHECKLIST

[See attached]

ADDENDUM 4

ADDITIONAL COVENANTS

1. As of the last day of each calendar month, the average daily Liquidity for each day in such given calendar month shall not be less than (a) $750,000 for each of the first three months after the Closing Date and (b) $500,000 for each month thereafter. As used herein, “Liquidity” shall be defined as the aggregate amount of cash on hand in Borrower’s operating and deposit accounts and the aggregate amount available to Borrowers to borrower under the Senior Lender Loan Agreement.

2. Borrower shall not permit either (a) EBITDA or (b) Borrower’s revenue for any measurement period set forth below to be less than the corresponding amount set forth below for such measurement period:

Measurement Period	EBITDA	Revenue
Fiscal Quarter ending March 31, 2018	$424,678.00	$7,604,768.10
Fiscal Quarter ending June 30, 2018	$887,014.88	$8,563,440.60
Fiscal Quarter ending September 30, 2018	$689,038.77	$7,685,652.40
Fiscal Quarter ending December 31, 2018	$599,233.20	$6,922,717.05
Fiscal Quarter ending March 31, 2019	$502,492.77	$7,926,316.73
Fiscal Quarter ending June 30, 2019	$981,116.46	$8,952,290.10
Fiscal Quarter ending September 30, 2019	$788,569.29	$8,096,935.53

3. The sum of (a) outstanding balance of all obligations and indebtedness under the Senior Lender Loan Documents plus (b) the sum of the outstanding Obligations under this Agreement shall be less than the aggregate amount of Eligible Accounts Receivable.